UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 17, 2017

SPECTRUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (702) 835-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (d)

On December 17, 2017, the Board of Directors (the “Board”) of Spectrum Pharmaceuticals, Inc. (the “Company”) terminated the employment of Rajesh C. Shrotriya, M.D., the Company’s then Chief Executive Officer, without cause in accordance with his employment agreement with the Company, which was previously filed with the Securities and Exchange Commission. The termination was effective immediately and will entitle Dr. Shrotriya to payments and severance benefits as set forth in his employment agreement for a termination without cause.

In connection with the termination of Dr. Shrotriya, the Board appointed Joseph W. Turgeon, the Company’s then President and Chief Operating Officer, as President and Chief Executive Officer, and Thomas J. Riga, the Company’s then Executive Vice President, Chief Commercial Officer and Head of Business Development, as Chief Operating Officer, in each case effective immediately. Mr. Turgeon will serve as the Company’s principal executive officer for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board’s decisions with respect to the management changes described in this Current Report on Form 8-K were based on its views as to who was in the best position to lead the Company going forward.

In addition, the Board increased the size of the Board to eight members and appointed Mr. Turgeon to the Board to fill the newly created directorship, effective immediately. The Board has also named current director Stuart M. Krassner as Chairman of the Board, effective immediately.

The compensation that Mr. Turgeon will receive in his role as Chief Executive Officer and Mr. Riga will receive in his role as Chief Operating Officer of the Company has not yet been determined, and an amendment to this Current Report on Form 8-K will be filed at a later date to disclose such compensation when a determination has been made.

Mr. Turgeon has served as President and Chief Operating Officer since April 2014 and previously served as Senior Vice President and Chief Commercial Officer from October 2012 to April 2014. He brings more than 30 years of pharmaceutical sales experience, including various executive leadership roles at Amgen Inc. Prior to joining the Company, Mr. Turgeon spent 22 years at Amgen Inc., including as Vice President of Sales. Mr. Turgeon holds a Bachelor of Science in Microbiology and Economics from Jacksonville University.

There are no family relationships between Mr. Turgeon and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Turgeon and any other persons pursuant to which he was selected as Chief Executive Officer. Mr. Turgeon has no direct or indirect material interest in any transaction or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Riga has served as Executive Vice President, Chief Commercial Officer and Head of Business Development since June 2017 and previously served as Senior Vice President and Chief Commercial Officer from August 2014 to June 2017, and Vice President, Corporate Accounts from July 2013 to August 2014. Prior to joining the Company, Mr. Riga served as Vice President of Sales at Dendreon Pharmaceuticals LLC, a biotechnology company, from April 2012 to June 2013. Mr. Riga has also held various managerial positions in sales, marketing and manufacturing at Amgen, Eli Lilly and Wyeth Ayerst, all pharmaceutical companies. Mr. Riga holds a Bachelor’s degree in Biology and Chemistry from St. Lawrence University.

There are no family relationships between Mr. Riga and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Riga and any other persons pursuant to which he was selected as Chief Operating Officer. Mr. Riga has no direct or indirect material interest in any transaction or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure

A copy of the press release issued by the Company on December 17, 2017 relating to the matters described in this 8-K, among other matters, is attached hereto as Exhibit 99.1.

Note: The information furnished herewith pursuant to Item 7.01 of this current report shall not be deemed to be “filed” for the purpose of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2017	SPECTRUM PHARMACEUTICALS, INC.

	By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson,
Executive Vice President and Chief Financial Officer